SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                             --------------------

                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of Earliest Event Reported):  October 13, 2000



 MARINE SHUTTLE OPERATIONS INC.
----------------------------------------------------------------
(Exact name of registrant as specified in its charter)






NEVADA                                                    0-29796

                                       91-1913992
----------------------------           ----------------------------
                             ---------------------------
(State of Incorporation)                         (Commission File No.)

                    (I.R.S. Employer




                                                  Identification
                                                   No.)


Luramyrveien 29, Sadnes, Norway

                             N-4391
-----------------------------------------------

                    -----------
(Address of principal executive offices)

                    (Zip Code)



011-47-51-962300
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(Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

          On October 13, 2000, Marine Shuttle Operations Inc.
disseminated an informational letter to its shareholders. A copy of the letter is attached hereto as Exhibit 5.1.



ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
INFORMATION AND EXHIBITS.

(c)       Exhibits


Exhibit
Number                                           Description
----------                                       --------------

5.1 Informational Letter to shareholders of Marine Shuttle Operations Inc. dated October 13, 2000.

SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




MARINE SHUTTLE OPERATIONS INC.



Date:  October 19, 2000
By:/s/ Franz Eder
Franz Eder, President

EXHIBIT INDEX


Exhibit
Number                       Description
----------                   --------------
5.1                 Informational Letter to shareholders of
                    Marine Shuttle Operations Inc.
                    dated October 13, 2000.

EXHIBIT 5.1


                          [MARINE SHUTTLE LETTERHEAD]

                                                 October 13th, 2000


Information Letter


Dear Shareholder,

    The purpose of this letter is to give you a short update on the status of our efforts to bring the "Offshore Shuttle" to the market, particularly our progress in meeting our three near term objectives - namely:

     . the completion of the engineering of the Offshore Shuttle, and entering into a lump sum engineering, procurement, and construction ("EPC") contract;
     .    securing substantial additional financing, and
     .    securing initial operating contracts.

    The completion of the engineering will help reduce the technical risks associated with the Offshore Shuttle concept, and is critical in enabling us to secure the EPC contract in a lump sum format. We currently are in discussions with two international EPC contractors regarding the EPC contract, and we have made some progress on the engineering of the Offshore Shuttle. Some of the recent engineering achievements include the following:

     . Following a six-month study by ABB Lummus Global in Houston, and in cooperation with Rexroth Hydraudyne, a topside load transfer system has been designed. A patent application has been made for this system, which we believe will enable the Offshore Shuttle to pick up the offshore structure without damage to the Offshore Shuttle or to the structure.

     . With the assistance of Marine Technology Consulting, we have developed a computer simulation system, "ManoueuvSim," which simulates, with real environmental and load information/data, the responses of the Offshore Shuttle in operation. We believe ManoueuvSim will be useful in completing the engineering of the Offshore Shuttle, and will enable us to make operational adjustments in response to forecasted changes in weather and sea conditions.

    With regard to the securing of additional financing, in September 1999, the Board of Westdeutsche Landesbank Girozentrale (WestLB) of Dusseldorf issued its conditional approval to underwrite a U.S. $157.5 million loan facility for the first Offshore Shuttle. Based on such approval, we have mandated WestLB to act as sole arranger and underwriter for the financing. WestLB's commitment is subject to several material conditions, including satisfactorily completing its due diligence, our obtaining European government guarantees to secure a significant portion of the loan facility, and our completing of an additional equity financing. We are seeking to fulfil these conditions.

          We believe the market for installing and decommissioning offshore oil and gas structures will exceed USD 75 billion over the next 25 years. We also believe the cost savings realized through the use of the Offshore Shuttle (calculated by Amec Process & Energy, Sorco Engineering and Seaways Heavy Lifting to be up to 40% as compared to traditional methods) will help establish the Offshore Shuttle as the preferred method of installing and decommissioning offshore oil and gas structures. Although we have not entered into any contracts for the use of our proposed services, several potential customers have expressed a desire to analyze the Offshore Shuttle concept. Indeed, both Saipem and Aker Marine Contractors Inc. have reviewed the use of the Offshore Shuttle for installation of topsides in deepwater locations off West Africa, Brazil and the Gulf of Mexico. In addition, we have been awarded a Joint Industry Project ("JIP") covering the Offshore Shuttle. The JIP is an initiative of five oil companies -- Elf Petroleum Norge AS, Phillips Petroleum Company Norway, Shell UK Exploration and Production, BP Amoco UK and Kerr-McGee North Sea (UK) Limited -
- to encourage the development of new technology for safe and competitive removal of oil and gas platforms. Our aim is that the JIP will verify the Shuttle concept as a superior technology to traditional lifting and transporting methods. The award of the JIP is an important step in the process of technical pre-qualification for tendering for operating contracts.

     We continue to believe that the Offshore Shuttle's anticipated technical superiority and versatility will make it a unique, cost-effective alternative solution for decommissioning and installing offshore structures. We will continue to strive to meet the objectives we have set.

     We would also again take the opportunity to refer to our web pages for general information and news relating to the Company. All our press releases and financial information are put on the web, including the last annual and quarterly accounts. By following the links on our web you will also get access to all our filings made with the Securities and Exchange Commission (SEC). Our internet address is www.msoinc.com.

     As you may know we planned to have an information meeting this autumn. However, the fact that we are listed with the SEC means that we are subject to a strict regulatory framework with regard to any information given by the company. As we currently are in the middle of important work processes, we have therefore, after careful consideration, decided to postpone the meeting until further notice.

     If you have any questions, please feel free to contact Mr. Egil Stokka at 0047-51-962317 in Norway.



     Yours Sincerely,


     Franz Eder
     President